UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2007 (June 28, 2007)

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-049790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure Of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2007, the Board of Directors (the “Board”) of Verint Systems Inc. (VRNT.PK) (the “Company” or “Verint”) approved a grant of 5,000 shares of restricted stock to each of its four independent directors, Victor A. DeMarines, Kenneth A. Minihan, Howard Safir, and Larry Myers, to which they were entitled in connection with their Board service during fiscal 2006. These shares of restricted stock in respect of fiscal 2006 Board service are fully vested on the date of grant for each of Messrs. Minihan, Safir, and DeMarines, and 75% vested for Mr. Myers. The remaining 25% of Mr. Myers’ award will vest on August 12, 2007.

On July 2, 2007, the Board also approved a grant of 5,000 shares of restricted stock to each of its four independent directors and to David Ledwell, a member of the Board and part-time employee of the Company, for Board service during fiscal 2007. These shares of restricted stock in respect of fiscal 2007 Board service will vest quarterly from May 16, 2007 in four equal installments over a 12 month period. The Board elected to move to a common vesting commencement date for awards to the foregoing directors for administrative convenience.

On June 28, 2007, the Board also approved the adoption of a limited stock repurchase program pursuant to which, at any time prior to the date the Company becomes compliant with its reporting obligations under the Securities Exchange Act of 1934, as amended, the Company will automatically repurchase from the directors mentioned above 40% of the shares of restricted stock otherwise deliverable upon vesting of the grants described above. The program is intended to enable such directors to make required tax payments resulting from the vesting of such awards.

In addition, on July 2, 2007, the Compensation Committee of the Board (the “Compensation Committee”) and the Stock Option Committee of the Board (the “Stock Option Committee”, and together with the Compensation Committee, the “Committees”) jointly approved the following equity grant to Dan Bodner, the Company’s Chief Executive Officer and a member of the Board: 56,300 time-vested restricted stock units vesting 33% on March 15, 2008, 33% on March 15, 2009, and 34% on July 2, 2010; 38,800 time-vested restricted stock units vesting 50% on March 15, 2008 and 50% on July 2, 2010; and 56,300 performance-vested restricted stock units vesting 33% upon the Board’s or the Compensation Committee’s determination of the Company’s achievement of specified revenue targets (to be defined by the Board or the Compensation Committee) for the period from August 1, 2007 through January 31, 2008, 33% upon the determination of such achievement for the period from February 1, 2008 through January 31, 2009, and 34% upon the determination of such achievement for the period from February 1, 2009 through January 31, 2010 (provided that, with respect to the period from February 1, 2009 through January 31, 2010, no such determination by the Board or the Compensation Committee shall be final until on or after July 2, 2010). Subsequent to the approval of such awards by the Committees, Mr. Bodner’s awards were ratified by the full Board.

Also on July 2, 2007, the Committees jointly approved the following equity grant to Douglas Robinson, the Company’s Chief Financial Officer: 22,400 time-vested restricted stock units vesting 25% on August 14, 2007, 25% on August 14, 2008, 25% on August 14, 2009, and 25% on August 14, 2010; 12,900 time-vested restricted stock units vesting 30% on August 14, 2007, 30% on August 14, 2008, 30% on August 14, 2009, and 10% on July 2, 2010; 25,800 time-vested restricted stock units vesting 50% on March 15, 2008 and 50% on July 2, 2010; and 12,900 performance-vested restricted stock units vesting on the same basis as Mr. Bodner’s performance-vested restricted stock units as described above. The foregoing awards to Mr. Robinson satisfy all of the Company’s obligations to make equity grants to Mr. Robinson under his employment agreement with the Company.

Notwithstanding the foregoing, as a result of the Company’s current inability to timely file its periodic SEC reports due to the previously disclosed ongoing investigation into stock option and certain other accounting matters by the Special Committee of the Comverse Technology Inc. Board of Directors and into certain related accounting matters by the Audit Committee of the Company’s Board of Directors, if either of the following events has not occurred at the time when the time-vested or performance-vested restricted stock units described above would otherwise vest, such restricted stock units will not vest until the later of such events to occur: (i) the Company becoming compliant with its reporting obligations under the Securities Exchange Act of 1934, as amended and (ii) the shares of the Company’s common stock being listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq Global Market.

Each of the foregoing awards are made subject to the Company’s Stock Incentive Compensation Plan or the Company’s 2004 Stock Incentive Compensation Plan, each as amended, and the Company’s current forms of applicable equity award agreements.

The form of Time-Based Restricted Stock Unit Award Agreement and Performance-Based Restricted Stock Unit Award Agreement, which were approved by the Board on June 28, 2007, are attached to this Form 8-K as Exhibits 99.1 and 99.2 hereto and incorporated herein by reference.

Item 8.01	Other Events

In addition to the equity awards described above, on July 2, 2007, the Committees jointly granted various time-based and performance-based equity awards under the Company’s 2004 Stock Incentive Compensation Plan, as amended, representing an aggregate of approximately 1.0 million shares of the Company’s common stock, to employees in the United States and elsewhere throughout the world.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Form of Time-Based Restricted Stock Unit Award Agreement.

99.2	Form of Performance-Based Restricted Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: July 5, 2007

	By:	/s/ Peter D. Fante
	Name:	Peter D. Fante
	Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Form of Time-Based Restricted Stock Unit Award Agreement.

99.2	Form of Performance-Based Restricted Stock Unit Award Agreement.